Exhibit 10.15

Summary of Non-Employee Director Compensation effective January 1, 2005

The following summary of the compensation payable to each non-employee member of the Board of Directors of IPEC Holdings Inc. effective January 1, 2005 is an excerpt from IPEC Holdings Inc.’s 2004 Notice of Annual Meeting and Information Statement:

                On March 29, 2004, based upon the recommendations of the Compensation and Management Development Committee and based on competitive data, the Board of Directors adopted changes to the cash and equity compensation to be paid to members of the Board of Directors and committees of the Board of Directors effective as of June 2, 2004. These changes were adopted in order to bring the compensation packages of our board members more in line with compensation paid to directors of comparable companies, recognize the increased workload and responsibilities of board and committee members in recent years, and enable us to attract qualified directors when needed. The new board compensation will be as follows:

•	Each non-employee director will receive an annual retainer of $2,000, Audit Committee members will receive an additional retainer of $750 and the Compensation and Management Development Committee members will receive an additional annual retainer of $500;

•	Each non-employee member of each standing committee will receive an additional fee of $500 per meeting attended; and

•	Each new non-employee director will receive an initial stock option grant for 1,000 shares, and each continuing non-employee director will receive an annual stock option grant for 1,000 shares. Such options shall be granted with an exercise price equivalent to the closing price of the Company’s stock on the date of the Annual Shareholders’ Meeting.